Exhibit 10.4

NON-COMPETE AGREEMENT

This Agreement (the “Agreement”) is made by and between Harte-Hanks, Inc. or a subsidiary or affiliate thereof (hereinafter referred to as “Employer”), and the undersigned Employee (hereinafter referred to as “Employee”).

In consideration of employment at Employer and other good and valuable consideration, and based upon the mutual promises and agreements contained herein, the parties hereto agree as follows:

1.	This Agreement supplements the Confidentiality/Non-Disclosure Agreement between Employer and Employee and incorporates those terms by reference.

2.	Restrictive Covenant

a. For so long as Employee is employed by Employer and for a period of one (1) year after the termination of Employee’s employment for any reason whatsoever, whether voluntarily or involuntarily, Employee shall not directly or indirectly, individually or for any person, firm or employee solicit, divert, interfere with, disturb or take away, or attempt to solicit, divert, interfere with, disturb or take away the patronage of (i) any client or prospective client of Harte-Hanks’ Direct Marketing division (“HDM”) at any time within one (1) year prior to termination of Employee’s employment, (ii) any entity that was a client of HDM at any time within one (1) year prior to the termination of Employee’s employment, or (iii) any client that purchased services from the Employer during any time within one (1) year prior to termination of Employee’s employment for whom the Employee received a commission related to the provision of such services (collectively, the clients and prospective clients listed in (i), (ii) and (iii) shall be referred to as a “HDM Client”). Employee further acknowledges that to the extent Employee is engaged in sales and/or dealings with customers, Employee develops substantial good will on behalf of Employer by dealing with customers. Such customer good will is, in all instances, the property of Employer. Employee further acknowledges that any solicitation of customers in violation of this agreement would be a misappropriation of customer good will to the substantial detriment of Employer.

b. For a period of one (1) year following the termination of Employee’s employment with Employer, Employee shall not engage in or provide any services that are substantially similar to the business of HDM on behalf of any individual, business, practice, service or enterprise by directly or indirectly providing such services to any third party that has been a HDM Client at any time within the one (1) year period immediately preceding the termination of Employee’s employment with Employer.

3.	Employment at Will

Nothing in this agreement shall be construed as a promise or agreement of any kind, express or implied, of employment for specific duration.

4.	Acknowledgment of Voluntariness and Consideration

Employee acknowledges that she/he understands the provisions of this agreement, that the agreement is entered into knowingly and voluntarily, and that Employee has been afforded a sufficient amount of time to consider the agreement and to consult with and seek the advice of any person of Employee’s choosing, including an attorney. Employee further acknowledges Employee has received adequate and sufficient consideration to support the agreement.

5.	Requests For Waiver.

In the event that Employee believes that employment otherwise in violation of this Agreement would not harm Employer’s legitimate business interests, the Employee may request Employer waive the restrictions contained in this Agreement. Any such request shall be made in writing to a duly authorized officer of Employer and shall identify the business with whom Employee seeks to associate and describe the duties that the Employee seeks to perform. Employer has the sole discretion whether to grant such a waiver and no waiver of any restrictions under this Agreement shall be effective unless in writing and signed by and a duly authorized officer of Employer.

6.	Other Provisions.

a. Injunctive Relief and Court Modification. Employee understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants or provisions contained in this Agreement, Employer shall suffer irreparable injury for which there is no adequate remedy at law. Employer will therefore be entitled to injunctive relief from the courts without bond, enjoining the Employee from engaging in activities in breach of this Agreement. In developing the covenants or provisions identified within this Agreement, the parties have attempted to limit Employee’s activities only to the extent necessary to protect Employer from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties agree that if the scope or enforceability of the covenants or provisions set forth in this Agreement are disputed, a court shall modify and enforce the Agreement to the extent it believes to be reasonable under the circumstances. If any provision in this Agreement is determined to be in violation of any law, rule or regulation or otherwise unenforceable, and cannot be modified to be enforceable, such determination shall not affect the validity of any other provision of this Agreement, but such other provisions shall remain in full force and effect. Each provision, paragraph and subparagraph of this Agreement is severable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant. Agreement shall be effective unless in writing and signed by and a duly authorized officer of Employer.

b. Successors. This Agreement shall be binding upon and insure to the benefit of Employer and its successors and assigns, and Employee, her heirs, executors and administrators. Employer shall have the right to assign this Agreement to a successor to all or substantially all of the business or assets of Employer or any division or part of Employer with which Employee is employed at any time.

c. Entire Agreement And Modification. This Agreement constitutes the entire agreement and understanding between Employer and Employee concerning the subject matters contained herein. This Agreement supersedes any and all prior understandings and agreements between the parties concerning these subject matters except for the Confidentiality/Non-Disclosure Agreement which remains in full force and effect. This Agreement may not be modified, terminated, waived altered or amended except in writing, signed by the Employee and a duly authorized officer of Employer. The parties agree that this Agreement is to be governed by and construed under Delaware law without regard to its conflict of laws principles

AGREED TO AND ACCEPTED:

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Employee’s Signature

Date